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                                  EXHIBIT 6.1a
                              The Merger Agreement
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      AGREEMENT AND PLAN OF MERGER, dated as of September 22, 1999 by and among
Mercantile Factoring & Credit Corp., a Nevada corporation with its principal offices located at 1025 Ridgeview Drive, suite #400, Reno, Nevada 89509, ("MFC"), Cynergy, Inc., a Nevada corporation with its principal offices located at 149 East 900 South, Salt Lake City, Utah 84111, (the "Surviving Corporation" or "CYNG" ) (MFC and CYNG are collectively referred to herein as the "Parties").

      WHEREAS, the respective Boards of Directors of CYNG and MFC deem it advisable to merge MFC into CYNG ( the "Merger") pursuant to this Agreement and Articles of Merger to be executed by each Company ("Articles of Merger"), whereby the holders of shares of common stock of each Company outstanding at the Effective Date (as hereinafter defined below) of the Merger will have the right to receive shares of CYNG common stock, $.001 par value, post-split, ("New CYNG Shares") in the manner and in such amount as is set forth in Section 1 hereof and upon the terms and conditions otherwise set forth in this Agreement; and

      WHEREAS, to effectuate the foregoing, the Parties desire to adopt a plan of reorganization in accordance with the provisions of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of converting the shares of each Company issued and outstanding immediately prior to the Effective Date into New CYNG Shares (as herein defined below), and such other details and provisions as are deemed desirable, the Parties hereto, severally and jointly, have agreed, and do hereby agree, subject to the terms and conditions hereinafter set forth as follows:

1     Merger.

      1.1 Execution of Articles of Merger. Subject to the provisions of this Agreement, the Articles of Merger with respect to the Merger shall be executed and acknowledged by CYNG and MFC and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided by the Nevada Revised Statute, as soon as practicable on or after the Closing Date (as defined in Section 8 herein) of such Merger. The Merger shall become effective upon the completion of the filing of the Articles of Merger with the Secretary of State of the State of Nevada ( the "Effective Date"). At the Effective Date, the separate existence of MFC shall cease and MFC shall be merged with and into CYNG and CYNG shall be the Surviving Corporation upon the consummation of the Merger.

      1.2 Consummation of the Merger. As soon as practicable after the approval of the Merger by the Parties' shareholders, CYNG and MFC will cause such Merger to be consummated in accordance with applicable law, subject to the conditions hereinafter set forth.

      1.3 Conversion of Shares of MFC/CYNG. At the Effective Date, each issued and outstanding share of MFC common stock with $.001 par value ("MFC Shares")(currently 25,000,000 MFC Shares are issued and outstanding) shall be converted into New CYNG Shares, at the ratio of 0.18 New CYNG Shares to one (1) MFC Share. By virtue of such Merger and without any action on the part of the holder thereof, prior shareholders of MFC Shares will hold 4,500,000 New CYNG Shares and current CYNG shareholders will hold 314,377 New CYNG Shares in accordance with Section 2.1.3 (ii), herein. The 4,500,000 New CYNG Shares to be issued in the transaction to MFC shareholders shall be "restricted securities" (as defined by Rule 144 of the Securities Act of 1933, as amended("'33 Act")).


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      1.4 Exchange of Certificates. After the Effective Date, each holder of a certificate evidencing outstanding MFC Shares, upon surrender of the same to Pacific Stock Transfer Company located at 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89193, (the "Transfer Agent") or such other agent or agents as shall be appointed by CYNG, shall be entitled to receive in exchange therefor a certificate or certificates evidencing the number of full New CYNG Shares for which the MFC Shares represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 1.4. As soon as practicable after the Effective Date, the Transfer Agent will send a notice and transmittal form to each holder of an outstanding certificate evidencing MFC Shares immediately prior to the Effective Date which is to be exchanged for New CYNG Shares as provided in Section 1.3 herein, advising such shareholder of the terms of the exchange effected by such Merger and the procedure for surrendering to the Transfer Agent (which may appoint forwarding agents) such certificate for exchange into one or more certificates of New CYNG Shares. Until so surrendered, each outstanding certificate which, prior to the Effective Date, represented MFC Shares (other than shares previously held by dissenting shareholders) will be deemed for all corporate purposes of CYNG to evidence ownership of the number of full New CYNG Shares for which the MFC Shares represented thereby were exchanged; provided, however, that until such outstanding certificates formerly evidencing MFC Shares are so surrendered, no dividend payable to holders of record of New CYNG Shares as of any date subsequent to the Effective Date or any cash in lieu of any fraction of New CYNG Shares payable pursuant to Section 1.5 herein shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Date there shall be no further registry of transfers on the records of MFC of MFC Shares and if a certificate evidencing such shares is presented to CYNG, it shall be canceled and exchanged for a certificate evidencing New CYNG Shares as provided in Section 1 herein.

      1.5 No Fractional Shares. Neither certificates nor scrip for fractional New CYNG Shares will be issued, rather each fractional share resulting from converting the MFC Shares to New CYNG Shares pursuant to Section 1.3 herein, shall be rounded up to a full New CYNG Share.

      1.6 Certificate of Incorporation and By-laws. The Certificate of Incorporation and ByLaws of CYNG, as amended, as in effect immediately prior to the Effective Date of the Merger, shall continue to be the Certificate of Incorporation and By-laws of CYNG, until they shall thereafter be duly altered, amended or repealed.

2     Representations and Warranties.

      2.1 Representations and Warranties of CYNG. CYNG represents and warrants to MFC that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2.1), except as set forth in the disclosure schedule accompanying this Agreement and initiated by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 2.1.

            2.1.1 Organization, Qualification, and Corporate Power.

                  (i) CYNG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power to own its property and to carry on its business as now conducted. The nature of the business now conducted by


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CYNG, the character of the property owned by it, or any other state of facts does not require CYNG to be qualified to do business as a foreign corporation in any jurisdiction.

                  (ii) CYNG has no subsidiaries or affiliates (as that term is used in the regulations promulgated under the Securities Act of 1933, as amended (the " '33 Act") ).

            2.1.2 Authorization of Transaction. CYNG has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CYNG, and, except for the approval of CYNG's shareholders, no other corporate proceedings on the part of CYNG are necessary to authorize this Agreement and the transactions contemplated hereby.

            2.1.3 Capitalization.

                  (i) The total authorized capital stock of CYNG consists of 300,000,000 shares of common stock with $.001 par value ("CYNG Shares"). As of the date hereof, 14,606,000 CYNG Shares are issued and outstanding. All of said common stock have been duly and validly issued and are fully paid and non-assessable.

                  (ii) On or before the Closing Date, CYNG shall effect a reverse stock split, of all CYNG Shares that are issued and outstanding, at a ratio of 17.784 issued and outstanding CYNG Shares for each one (1) New CYNG Share. Subsequently, prior CYNG shareholders will hold 821,300 shares of New CYNG Shares.

                  (iii) There are, and on the Closing Date there will be, no outstanding subscriptions, options, warrants, contracts, calls, puts, agreements, demands or other commitments or rights of any type to purchase or acquire any securities of CYNG, nor are there outstanding securities of CYNG which are convertible into or exchangeable for any CYNG Shares or New CYNG Shares, and CYNG has no obligation of any kind to issue any additional securities.

            2.1.4 Noncontravention. To the knowledge of any director or officer of CYNG, neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term condition or provisions of the Articles of Incorporation or Bylaws of CYNG, or of any agreement, deed, contract, mortgage, indenture, writ, order decree, legal obligation or instrument to which CYNG is a party or by which it or any of its respective assets or properties are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition or any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of CYNG, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of CYNG.

            2.1.5 Governmental Approval. CYNG has all permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for CYNG to conduct its business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders or approvals will be affected by the consummation of the transactions contemplated by this Agreement and all such permits, licenses, order or approvals to


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the extent transferable, are transferable to the Surviving Corporation. No approval or authorization of or filing with any governmental authority on the part of CYNG is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            2.1.6 Litigation. There are no actions, suits, investigations, or proceedings pending, or, to the knowledge of CYNG, threatened against or affecting or which may affect CYNG, the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement, and CYNG does not know of any facts which would give rise to any such action, suit, investigation or proceeding. CYNG is not subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency which affects its business or operation.

            2.1.7 Financial Information.

                  (i) CYNG has heretofore delivered to MFC its audited financial statements for the fiscal years ended December 31, 1997, December 31, 1998 and period ended April 30, 1999, and the unaudited financial statements for the interim period commencing May 1, 1999 through June 30, 1999 (the "Financials") which have been prepared by an independent Certified Public Accountant ("Accountant") certified by the Security Exchange Commission and accompanied by an audit report of such Accountant containing the opinion of such Accountant regarding the preparation of the Financials. As of the respective dates, such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (ii) since December 31, 1998, there has been no material adverse change in the business or financial condition or the operations of CYNG or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in such a material adverse change in the future;

                  (iii) at December 31, 1998, there were no liabilities, absolute or contingent of CYNG that were not shown or reserved against on the balance sheets included in the Financials;

                  (iv) since December 31, 1998, CYNG has not sold or otherwise disposed of or encumbered any of the properties or assets reflected on the Financials, or otherwise owned or leased by it, except in the ordinary course of business; and

                  (v) since December 31, 1998, CYNG has good and marketable title to all assets and properties set forth in its Financials and that any and all liens, mortgages or other encumbrances against said assets and properties are duly and completely set forth in the Financials.

            2.1.8 Undisclosed Liabilities. CYNG does not have any liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for liabilities which have arisen in the ordinary course of business none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.


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            2.1.9 Tax Matters.

                  (i) CYNG has filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentalities all tax returns and tax reports required to be filed, and all taxes, assessments, fees and other governmental charges have been fully paid when due. Section 2.1.9 of the Disclosure Schedule lists all federal, state, local, and foreign income tax returns filed with respect to CYNG for taxable periods ended on or after December 31, 1993, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. CYNG has delivered to MFC correct and complete copies of all federal, state and local income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by CYNG since December 31, 1993;

                  (ii) there is no pending or, to the best knowledge of CYNG, any threatened federal, state or local tax audit of CYNG, there is no agreement with any federal, state or local taxing authority by CYNG that may affect the subsequent tax liabilities of the Surviving Corporation; and

                  (iii) without limiting the foregoing: (a) the Financials include adequate provisions for all taxes, assessments, fees, penalties and governmental charges which have been or in the future may be assessed against CYNG with respect to the period then ended and all periods prior, thereto; and
(b) CYNG is not, on the date hereof, liable for taxes, assessments, fees or governmental charges.

            2.1.10 Salaries. Exhibit A annexed hereto and made a part hereof is a true and complete list, as of the date of this Agreement, of all of the persons who are employed by CYNG, together with their compensation (including bonuses) for the period ended July 31,1999, and the rate of compensation (including bonus arrangements) currently being paid to each such employee.

            2.1.11 Accrued Compensation. CYNG does not have outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of CYNG.

            2.1.12 Employee Benefit Plans. CYNG does not have any pension plan, profit-sharing plan or employees' savings plan, and CYNG is not otherwise subject to any applicable provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

            2.1.13 Party to Agreements. CYNG is not a party to any contract or other arrangement except those made in the ordinary course of business or which are terminable on the giving of sixty (60) days (or less) notice of CYNG's intent to terminate such contract. CYNG is not in default in any material respect under any contract or agreement to which it is a party or by which it or any of its assets is or may be bound.

            2.1.14 Securities Filings. Prior to closing CYNG shall not: (i) undertake to file reports under the Securities Exchange Act of 1934, as amended ("'34 Act"); or (ii) take any action or omit to take any action which would result in CYNG qualifying as an "Investment Company" as defined in Section 3(a)(1) of the Investment Company Act of 1940.

            2.1.15 Except as previously disclosed to MFC in writing or in the reports delivered pursuant to the Proxy Statement with respect to the Merger, since December 31, 1998 there has


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not been any material adverse change in the business, operations, properties, assets, conditions, financials or otherwise, or prospects of CYNG.

            2.1.16 Assets and Liabilities. As of the date hereof, CYNG has no assets and or material liabilities.

            2.1.17 Environmental Concerns. CYNG has not engaged in any operations which have resulted or will result in any chemicals, hazardous, noxious or toxic wastes being deposited, spilled, leaked, disposed of, dumped or buried at any facility, contiguous property, or any other real property, which have, will, or may result in property damages, personal injury or clean-up costs.

      2.2 Representations and Warranties of MFC. MFC represents and warrants to CYNG that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2.2), except as set forth in the Disclosure Schedule accompanying this Agreement and initiated by the Parties. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 2.2.

            2.2.1 Organization, Qualification, and Corporate Power.

                  (i) MFC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power to own its property and to carry on its business as now conducted. The nature of the business now conducted by MFC, the character of the property owned by it, or any other state of facts does not require MFC to be qualified to do business as a foreign corporation in any jurisdiction; and

                  (ii) MFC has no subsidiaries or affiliates (as that term is used in the regulations promulgated under the '33 Act).

            2.2.2 Authorization of Transaction. MFC has the corporate power and authority to enter into this Agreement and to carry out its obligation hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and, except for the approval of its shareholders, no other corporate proceedings on the part of MFC are necessary to authorize this Agreement and the transactions contemplated hereby.

            2.2.3 Capitalization.

                  (i) The authorized capital stock of MFC consists of 25,000,000 MFC Shares, all of which are issued and outstanding as of the date hereof. All the issued and outstanding MFC Shares have been duly authorized, and are validly issued, fully paid and nonassessable; and

                  (ii) there are, and on the Closing Date there will be, no outstanding subscriptions, options, warrants, contracts, calls, puts, agreements, demands or other commitments or rights of any type to purchase or acquire any securities of MFC, nor are there outstanding securities of MFC which are convertible into or exchangeable for any MFC Shares and MFC has no obligation of any kind to issue additional securities.

            2.2.4 Noncontravention. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any


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governmental authority, or conflict with or result in the breach of any term, condition or provisions of the Articles of Incorporation or Bylaws of MFC, or of any agreement, deed, contract, mortgage, indenture, writ, order decree, legal obligation or instrument to which MFC is a party or by which it or any of its respective assets or properties are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of MFC, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of MFC.

            2.2.5 Governmental Approval. MFC has all permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for MFC to conduct its business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders of approvals will be affected by the consummation of the transactions contemplated by this Agreement and all such permits, licenses, order or approvals, to the extent transferable, are transferable to CYNG. No approval or authorization of or filing with any governmental authority on the part of MFC is required as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            2.2.6 Litigation. There are no actions, suits, investigations, or proceedings pending, or, to the knowledge of MFC, threatened, against or affecting or which may affect MFC, the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby, in any court or by or before any governmental body or agency, including without limitation any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement; and except as otherwise disclosed herein does not know of any state of facts which would give rise to any such action, suit investigation or proceeding. MFC is not subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency which affects its business or operation.

            2.2.7 Financial Information.

                  (i) MFC has heretofore delivered to CYNG its audited financial statements ("MFC Financials") for the most recent fiscal year ended December 31, 1998 ("Most Recent Fiscal Year End") and the unaudited interim period between the Most Recent Fiscal Year End and August 31, 1999 prepared by an Accountant certified by the Securities Exchange Commission and accompanied by an audit report of such Accountant containing the opinion of such Accountant regarding the preparation of the MFC Financials;

                  (ii) at December 31, 1998, there were no liabilities, absolute or contingent of MFC that were not shown or reserved against on the balance sheets included in the MFC Financials;

                  (iii) since December 31, 1998, MFC has not sold or otherwise disposed of or encumbered any of the properties or assets reflected on the MFC Financials, or otherwise owned or leased by it, except in the ordinary course of business;

                  (iv) since December 31, 1998, there has been no material adverse change in the business or financial condition or operations of MFC or any occurrence, circumstance, or


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

combination thereof which reasonably could be expected to result in such a material adverse change in the future; and

                  (v) since December 31, 1998, MFC has good and marketable title to all assets and properties set forth in MFC Financials and that any and all liens mortgages or other encumbrances against said assets and properties are duly and completely set forth in the MFC Financials.

            2.2.8 Tax Matters.

                  (i) MFC has filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentalities all tax returns and tax reports required to be filed, and all taxes, assessments, fees and other governmental charges have been fully paid when due;

                  (ii) there is no pending or, to the best knowledge of MFC, threatened federal, state or local tax audit of MFC; there is no agreement with any federal, state or local taxing authority that may affect the subsequent tax liabilities of MFC; and

                  (iii) without limiting the foregoing: (a) the MFC Financials include adequate provisions for all taxes, assessments, fees, penalties and governmental charges which have been or in the future may be assessed against MFC with respect to the period then ended and all periods prior thereto; and (b) MFC is not, on the date hereof, liable for taxes, assessments, fees or governmental charges.

            2.2.9 Title and Authority. To the best of the knowledge of MFC, the shareholders of record and sole beneficial owners of all of the issued and outstanding MFC Shares and now have, at closing will have, and at all times prior to the closing will have:

                  (i) full legal title to all of such shares free and clear of any liens, security interests, encumbrances, pledges, charges, claims, voting trusts, restrictions on transfer, and of any rights or interest therein, direct or contingent, in favor of any other parties; and

                  (ii) full and unrestricted right, power and authority to sell, assign, transfer and deliver the same or to cause the same to be transferred to CYNG in accordance with this Agreement.

            2.2.10 Salaries. Exhibit B annexed hereto and made a part hereof is a true and complete list, as of the date of this Agreement, of all of the persons who are employed by MFC, together with their compensation (including bonuses) for the period ended August 31, 1999 and the rate of compensation (including bonus arrangements) currently being paid to each such employee.

            2.2.11 Accrued Compensation. MFC does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written or by reason of any past practices with respect to such employees based upon or accruing with respect to services or present or former employees of MFC, except for such amounts as are disclosed in Exhibit B and except for any payment or contribution period.

            2.2.12 Employee Benefit Plans. MFC does not have any pension plan, profit-sharing plan or employees' savings plan, and MFC is not otherwise subject to any applicable


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

provision of the Employee Retirement Income Security Act of 1974 ("ERISA").

            2.2.13 Party to Agreements. MFC is not a party to any contract or other arrangement except those made in the ordinary course of business or which are terminable on the giving of sixty (60) days (or less) notice of MFC's intent to terminate such contract. MFC is not in default in any material respect under any contract or agreement to which it is a party or by which it or any of its assets is or may be bound.

            2.2.14 Environmental Concerns. MFC has not engaged in any operations which have resulted or will result in any chemicals, hazardous, noxious or toxic wastes being deposited, spilled, leaked, disposed of, dumped or buried at any facility, contiguous property, or any other real property, which have, will, or may result in property damages, personal injury or clean-up costs.

3     Covenants.

      3.1 Covenants of MFC. MFC agrees that prior to the Closing Date:

            3.1.1 No dividend shall be declared or paid by other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect to MFC Shares, nor shall MFC purchase, acquire or redeem or split, combine or reclassify any shares of its capital stock.

            3.1.2 No change shall be made in the number of shares of authorized or issued MFC Shares; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by MFC relating to its authorized or issued MFC Shares; nor shall MFC issue, grant or sell any securities or obligations convertible into or exchangeable for MFC Shares.

            3.1.3 MFC shall not take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything, in the conduct of the business of MFC or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of MFC's representations contained herein to be or become untrue in any material respect at the Closing Date.

            3.1.4 MFC shall not (i) incur any indebtedness for borrowed money;
(ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; or (iii) make any loans, advances or capital contributions to or investments in, any other individual, firm or corporation.

            3.1.5 MFC shall not alter or change any employment or other contract with any of its management personnel or make, adapt, alter, revise, or amend any pension, bonus, profit-sharing or other employee benefit plan, or grant any salary increase or bonus to any person without the prior written consent of CYNG, except for normal year end or anniversary salary adjustments for employees, excluding officers

            3.1.6 MFC shall deliver to CYNG the MFC Business Plan.

      3.2 Covenants of CYNG. CYNG agrees that prior to the Closing Date:

            3.2.1 No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of CYNG Shares, nor shall CYNG purchase, acquire or redeem or split, combine or reclassify any shares of CYNG Shares except as provided in this Agreement.


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

            3.2.2 Except as set forth in Section 2.1.3, above, no change shall be made in the number of shares of authorized or issued CYNG Shares; nor shall any option, warrant, call, right, commitment or agreement (other than this Agreement) of any character be granted or made by CYNG relating to its authorized or issued CYNG Shares; nor shall CYNG issue, grant or sell any securities or obligations convertible into or exchangeable for shares of common stock.

            3.2.3 CYNG shall not (i) incur any indebtedness for borrowed money;
(ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation; or (iii) make any loans, advances or capital contributions to or investments in, any other individual, firm or corporation.

            3.2.4 CYNG shall not make any employment or other contract with any of its management personnel or make, adopt, alter, revise, or amend any pension, bonus, profit-sharing or other employee benefit plan, or grant any salary increase or bonus to any person or owe any accrued salary or other compensation under any agreement or plan (except as disclosed on Exhibit A) without the prior written consent of MFC.

            3.2.5 CYNG shall not take, agree to take, or knowingly permit to be taken any action, or do, or knowingly permit to be done anything in the conduct of the business of CYNG, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of CYNG contained herein to be or become untrue in any material respect at the Closing Date.

            3.2.6 No Solicitation. Officers, directors and shareholders holding ten (10%) percent or more shares of CYNG common stock will not (nor will it permit any agent or affiliate to) solicit, initiate or encourage any Acquisition Proposal or furnish any information to, or cooperate with, any person, corporation, firm or other entity with respect to an Acquisition Proposal. As used herein "Acquisition Proposal" means a proposal for a Merger or other business combination involving either of their respective Parties or for the acquisition of a substantial equity interest in, or a substantial portion of the assets of MFC other than the Merger.

4     Certain Covenants

      4.1 Shareholders' Meeting. Each of MFC and CYNG will take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-laws (i) to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Merger or (ii) by obtaining written consent from a majority of the voting shareholders.

      4.2 Change of Corporate Name. CYNG shall, as of the Closing Date, change its corporate name from Cynergy, Inc., to Mercantile Factoring Credit Online Corp. or such other name as may be acceptable to MFC.

      4.3 Conduct of Business by MFC Pending the Merger. Prior to the Effective Date, unless CYNG and MFC shall otherwise agree in writing prior to the date hereof, MFC shall not (i) operate its business otherwise than in the ordinary course, (ii) grant any compensation increase to any director, officer or employee, (iii) issue, authorize or propose the issuance of additional shares of capital stock of any class or securities convertible into any such shares or rights, warrants or options to acquire any such shares or convertible securities
(iv) amend its Articles of Incorporation or By-laws, (v) split, combine or reclassify its outstanding shares of common stock, or (vi) authorize, recommend or propose any merger, consolidation, acquisition of assets, disposition of assets, material change in its capitalization or any comparable event, not in the ordinary course of business (other than the transactions contemplated hereby and transactions as to which written notice has been given to CYNG prior to the date hereof).

      4.4 Takeover Proposals. Each of MFC and CYNG will not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants or other representatives, or agents, to directly or indirectly solicit or encourage any proposal for a merger or other business combination involving its Company or for the acquisition of a substantial equity interest in its Company or a substantial portion of its Company's assets, other than as contemplated by this Agreement. Each of MFC and CYNG will promptly advise the other of the terms of any such proposal that it may receive.

      4.5 Conduct of Business by CYNG Pending the Merger. Prior to the Effective Date, unless CYNG and MFC shall otherwise agree in writing prior to the date hereof, CYNG shall not (i) operate its business otherwise than in the ordinary course, (ii) grant any compensation increase to any director, officer or employee, (iii) issue, authorize or propose the issuance of additional shares of capital stock of any class or securities convertible into any such shares or rights, warrants or options to acquire any such shares or convertible securities
(iv) amend its Articles of Incorporation or By-laws, (v) split, combine or reclassify its outstanding shares of common stock, except as provided in Section 2.1.3(ii) above, or (vi) authorize, recommend or propose any merger, consolidation, acquisition of assets, disposition of assets, material change in its capitalization or any comparable event, not in the ordinary course of business (other than the transactions contemplated hereby and transactions as to which written notice has been given to MFC prior to the date hereof).

      4.6 Information Provided by CYNG. The information to be provided by CYNG for use in CYNG's Proxy Statement to be used in connection with the Merger, shall, at the respective time the Proxy Statement is mailed, and at the time of the shareholders' meeting of MFC and at the Effective Date, be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements made, in the light of the circumstances, under which they were made, not misleading.

      4.7 Information Provided by MFC. The information to be provided by MFC for use in the Proxy Statement to be used in connection with the merger to which MFC is a party shall, at the times Proxy Statement is mailed, and at the time of the shareholders' meetings of CYNG and at the Effective Date, be true and correct in all material respects and shall not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein to make the statements made, in the light of the circumstances under which they were made, not misleading.

      4.8 Proxy Statement. In the event the Parties are unable to obtain approval of the Merger by written consent of a majority of voting shareholders and the Parties elect to prepare Proxy Statements then in connection with such preparation of the Proxy Statement for the Parties, and/or any other filings, MFC and CYNG will cooperate with each other and will furnish the information relating to MFC and CYNG, as the case may be, required by the Nevada Revised Statute.

      4.9 Press Releases. MFC and CYNG agree to cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where possible, each of the Parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency.

      4.10 Recommendation of Approval. The Board of Directors of CYNG and MFC shall continue to recommend to their respective shareholders approval of this Agreement and the Merger to which such Company is a party, except as the fiduciary obligations of each such Board of Directors may otherwise require.

      4.11 Full Access. Prior to the closing, the Parties shall afford to the officers, directors, controlling shareholders, attorneys, accountants, and other authorized representatives ("Agents") of the other, free and full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the other Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Company ("Confidential Information"), in order to make such investigation as it may desire of the affairs of each other. The Parties and its Agents (i) shall treat and hold as such any Confidential Information it receives in the course of the reviews contemplated by this Section 4.11; (ii) shall not use any of the Confidential Information except in connection with this Agreement; and (iii) if this Agreement is terminated for any reason whatsoever, shall, respectively, retain no copies and return all Confidential Information in its possession.

      4.12 Fair Value. From the Effective Date and for a period of six (6) months following the Surviving Corporation's listing on the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System, the Surviving Corporation of this Merger shall not issue, sell, transfer, any securities or rights, warrants or instruments or make any agreements or arrangements related to any securities of the Surviving Corporation (as determined on the Effective
Date) without payment of fair value for such securities. It is the intent of the Parties hereto not to eliminate or diminish the benefits (of any kind) intended to be afforded to the pre-Merger shareholders of CYNG.

5     Conditions Precedent

      5.1 Conditions to the Obligations of CYNG to Close. The obligations of CYNG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            5.1.1 the shareholders of MFC shall have duly approved such Merger in accordance with applicable law;

            5.1.2 no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary of permanent injunction, which would (i) make the Merger illegal, (ii) require the divestiture by MFC or any other subsidiary of MFC of MFC Shares or of a material portion of the business of MFC and its subsidiaries taken as a whole, (iii) impose material limits on the ability of MFC to effectively control the business of MFC and its subsidiaries, (iv) otherwise materially adversely affect MFC and its subsidiaries taken as a whole or (v) if the Merger is consummated, subject any officer, director, or employee of MFC to criminal penalties or to civil liabilities not adequately covered by insurance or enforceable indemnification maintained by MFC;

            5.1.3 no action or proceeding before any court of governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any of the consequences referred to in clauses (i) through
(v) of Section 5.1.2 above;

            5.1.4 MFC shall have complied in all material respects with its agreements and covenants as set forth in Section 3.1 and Section 4, above, and all representations and warranties of MFC as set forth in Section 2.2 above and shall be true and correct in all material respects at the time of consummation of the Merger as if made at that time, except to the extent they expressly relate to an earlier date;

            5.1.5 MFC shall have delivered to CYNG a certificate to the effect that to the best of the knowledge of MFC, each of the conditions specified above in Sections 5.1.1 - 5.1.4 are satisfied in all respects;

            5.1.6 CYNG shall have received from Moskowitz Altman & Hughes LLP, counsel for MFC, an opinion (Exhibit C), in form and substance satisfactory to CYNG, dated the Effective Date to which MFC is a party, to the effect that:

                  (i) MFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

                  (ii) all the outstanding shares of common stock of MFC have been duly authorized, and are validly issued, fully paid and nonassessable;

                  (iii) MFC has taken all requisite corporate actions to approve this Agreement and the transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by MFC and constitutes a valid and binding a agreement of MFC enforceable in accordance with its terms; and

                  (iv) shareholders of MFC have taken all requisite corporate action to approve this Agreement and the transactions contemplated hereby;

            5.1.9 The holders of no more than ten (10%) percent of the MFC Shares with respect to which such Merger is proposed shall have exercised their right to dissent as dissenting shareholders;

            5.1.10 MFC shall have delivered or caused to be delivered to CYNG, share certificates representing all of the MFC Shares, endorsed in blank or accompanied by duly executed assignment documents;

            5.1.11 MFC shall have entered into a separate agreement attached hereto as Exhibit D, with certain third party finders, facilitators and consultants participating in the transactions contemplated by this Agreement; and

            5.1.12 all actions to be taken by MFC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CYNG.

      CYNG may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

      5.2 Conditions to the Obligations of MFC to Close. The obligations of MFC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            5.2.1 The shareholders of CYNG shall have duly approved the Merger in accordance with applicable law, and each MFC Share (currently 25,000,000) shall be canceled and shall be converted into New CYNG Shares (at the ratio of 0.18 New CYNG Shares to one MFC Share). By virtue of such Merger and without any action on the part of the holder thereof, such that prior shareholders of MFC Shares will hold 4,500,000 New CYNG Shares and current shareholders of CYNG will hold 314,377 New CYNG Shares;

            5.2.2 The Board of Directors and shareholders of CYNG shall have approved a reverse stock split of all the CYNG Shares on a ratio of 17.784 CYNG Shares for each 1 New CYNG Share;

            5.2.3 no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the Merger of a preliminary or permanent injunction, which would (i) make the Merger illegal, (ii) require the divestiture by CYNG or any other subsidiary of CYNG of CYNG Shares or of a material portion of the business of CYNG and its subsidiaries taken as a whole, (iii) impose material limits on the ability of CYNG to effectively control the business of CYNG and its subsidiaries, (iv) otherwise materially adversely affect CYNG and its subsidiaries taken as a whole or (v) if the Merger is consummated, subject any officer, director, or employee of CYNG to criminal penalties or to civil liabilities;

            5.2.4 no action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of Section 5.2.2 above;

            5.2.5 CYNG shall have complied in all material respects with its agreements and covenants as set forth in Section 3.2 and Section 4, above, and all representations and warranties of CYNG as set forth in Section 2.1 above and shall be true and correct in all material respects at the time of consummation of the Merger as if made at that time, except to the extent they expressly relate to an earlier date;

            5.2.6 CYNG shall have delivered to MFC a certificate to the effect that to the best of the knowledge of CYNG, each of the conditions specified above in Sections 5.2.1 - 5.2.4 are satisfied in all respects;

            5.2.7 MFC shall have received from counsel for CYNG, an opinion (Exhibit E), in form and substance satisfactory to MFC, dated the Effective Date, to which CYNG is a party to the effect that:

                  (i) CYNG is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

                  (ii) all the outstanding shares of common stock of CYNG have been duly authorized, and are validly issued, fully paid and nonassessable;

                  (iii) CYNG has taken all requisite corporate action to approve this Agreement and the transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by CYNG and constitutes a valid and binding agreement of

CYNG enforceable in accordance with its terms;

                  (iv) shareholders of CYNG have taken all requisite corporate action to approve this Agreement and the transactions contemplated hereby;

                  (v) to such counsel's knowledge, the execution delivery and performance of this Agreement by CYNG and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, contract or commitment to which CYNG is not also a party which is material to the business or properties of CYNG as a whole or constitute a material default thereunder or give the others any material right of termination, cancellation or acceleration thereunder, or otherwise require any approval which has not been obtained;

            5.2.8 the holders of no more than ten (10%) percent of New CYNG Shares with respect to which such Merger is proposed shall have exercised their right to dissent as dissenting shareholders;

            5.2.9 MFC shall have received the resignations, effective as of the Closing, of each director and officer of CYNG other than those whom MFC have specified in writing prior to the Closing;

            5.2.10 MFC shall have received from CYNG: (i) certified CYNG minutes containing shareholders resolutions consenting to the transactions contemplated by this Agreement; (ii) a list of the shareholders of CYNG certified by the Transfer Agent of CYNG and dated of a date not more than forty-eight (48) hours prior to closing; (iii) a certificate of good standing issued by the appropriate government agency certifying that CYNG is in good standing in its state of incorporation; (iv) all original corporate records and minute books of CYNG, including the articles of incorporation, by-laws, proceedings of corporate meetings of shareholders and directors from inception to Closing, tax returns, annual registration filings and franchise tax returns; and (v) a complete copy of the Form 211 filed with the NASD under Rule 15c2-11 respecting CYNG with a copy of the clearance letter received from the NASD and confirmation of listing in a recognized investor manual (Moody's or Standard & Poors) for Blue Sky purposes; and

            5.2.11 all actions to be taken by CYNG in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to MFC.

      MFC may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the closing.

6 Indemnification and Waiver of Claims - CYNG. CYNG, hereby agrees to indemnify and hold MFC, its officers, directors, employees and agents harmless from and against the following:

      6.1 any and all liabilities, losses, damages, claims, costs and expenses of CYNG of any nature, whether absolute, contingent or otherwise, which are not expressly assumed by MFC as herein provided, including but not limited to any and all claims or rights to dissent from the shareholders of CYNG, claims of CYNG creditors, federal and state or local taxing authorities, and other claimants of CYNG;

      6.2 any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses (including reasonable attorneys' fees) incident of any of the foregoing;

      6.3 any and all damages or deficiencies resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant or agreement on the part of CYNG contained in Sections 2.1, 3.2 and 4 herein or in any statement or certificate furnished or to be furnished to MFC pursuant hereto or in connection with the transactions contemplated hereby; and

      6.4 CYNG, as of the date immediately preceding this Agreement, will indemnify and hold harmless MFC, from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which it may become subject within the meaning of the 34' Act and the 33' Act (collectively the "Acts") or under any other statutes or at common law or otherwise, and will reimburse and indemnify MFC and its officers and directors for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by them or any of them in connection with investigating or defending any litigation or claim, whether or not resulting in any liability insofar as such losses, claims, damages, expenses, liabilities or actions arising out of, or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, Private Placement Memorandums, Offering Circulars, Proxy Statements, and Verbal, Written and other representations in connection with or related to Limited Partnership Offerings, Joint Ventures, any stock or bond offering, stock conversion rights granted, investment contracts, or other security as that terms is defined under the Acts or any State Security Act (as amended or as supplemented thereof) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or any negligent misrepresentations of any officer, director, agent, or employee of CYNG; or any failure to perform any of the terms or conditions of this Agreement MFC agrees upon its receipt of written notice of the commencement of any action against them as aforesaid, in respect of which indemnity may be sought from CYNG, on account of the indemnity agreement contained in this subsection, to notify CYNG promptly in writing of the commencement thereof. MFC agrees to notify CYNG promptly of the commencement of any litigation or proceeding against it or against any of the officers or directors of MFC of which it may be advised, in connection with the issue and sale of any of its securities.

7 Indemnification and Waiver of Claims - MFC. MFC, hereby agrees to indemnify and hold CYNG, its officers, directors, employees and agents harmless from and against the following:

      7.1 any and all liabilities, losses, damages, claims, costs and expenses of MFC of any nature, whether absolute, contingent or otherwise, which are not expressly assumed by CYNG as herein provided, including but not limited to any and all claims or rights to dissent from the shareholders of MFC, purported shareholders of MFC, claims of MFC creditors, federal or state or local taxing authorities, other claimants of MFC, claims arising out of and/or connected to the cancellation, redemption, retirement of MFC Shares;

      7.2 any and all damages or deficiencies resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant or agreement on the part of MFC contained in Sections 2.2, 3.1 and 4 herein or in any statement or certificate furnished or to be furnished to MFC pursuant hereto or in connection with the transactions contemplated hereby; and

      7.3 any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses (including reasonable attorneys' fees) incident of any of the foregoing.

      7.4 MFC, as of the date immediately preceding this Agreement, will indemnify and hold harmless CYNG, from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject within the meaning of the Acts or under any other statutes or at common law or otherwise, and will reimburse and indemnify CYNG and its officers and directors for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by them or any of them in connection with investigating or defending any litigation or claim, whether or not resulting in any liability insofar as such losses, claims damages expenses, liabilities or actions arise out of are based upon any untrue statement of a material fact contained in any Prospectus, Private Placement Memorandums, Offering Circulars, Proxy Statements, and Verbal, Written and other representations in connection with or related to Limited Partnership Offerings, Joint Ventures, any stock or bond offering, stock conversion rights granted, investment contracts, or other security as that term is defined under the Acts or any State Security Act (as amended or as supplemented thereof) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or any negligent misrepresentation of any officer, director, agent, or employee of MFC; or any failure to perform any of the terms or conditions of this Agreement. CYNG agrees upon its receipt of written notice of the commencement of any action against them as aforesaid, in respect of which indemnity may be sought from MFC, its directors and officers on account of the indemnity agreement contained in this subsection, to notify MFC promptly in writing of the commencement thereof. CYNG agrees to notify MFC promptly of the commencement of any litigation or proceeding against it or against any of the officers or directors of MFC of which it may be advised, in connection with the issue and sale of any of its securities.

8     Closing Date

      The closing for the consummation of the Merger contemplated by this Agreement shall unless another date or place is agreed to in writing by the Parties hereto, take place at the offices of Moskowitz Altman & Hughes LLP, on the date which is no later than five (5) business days after the last to occur of the following dates( the "Closing Date"):

      8.1 Five (5) days after the date the shareholders of CYNG and MFC with respect to which such Merger is proposed shall have given the approval referred to in Section 4.1, hereof; or

      8.2 The date on which all the conditions set forth in Section 5 hereof shall have been satisfied, except to the extent any such conditions shall have been waived by the respective Parties; or

      8.3 September 30, 1999

9     Resignation and Election

      At the closing, CYNG will cause all of its officers and directors to resign from office and to cause to be elected to the Board of Directors of CYNG those persons designated by MFC to wit:

          Dominique M. Bellemare        President/Director

          Jean-Guy Hudon                Vice President/ Director

          Rita S. Dickson               Secretary/Director

          Yvan Guillemin                Director

10    Miscellaneous

      10.1 Termination. With respect to each of MFC and CYNG, this Agreement may be terminated and the Merger to which each such Company is proposed to be a party as contemplated herein may be abandoned (i) by the mutual consent of CYNG and MFC at any time; (ii) by either

MFC or CYNG if the Merger has not been consummated on or prior to September 30, 1999; (iii) in the event of any material adverse change in the business, property, or financial condition of CYNG or MFC; (iv) in the event of any action, suit, or proceeding at law or equity against either MFC or CYNG or by any federal, state, local government agency or commission, board or agency, where any unfavorable decision would materially adversely affect the business, property or financial condition or income of MFC and CYNG; or (v) in the event the Merger violates any federal or state statute, rule or regulation. In the event of such termination and abandonment, neither CYNG nor MFC (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

      10.2 Expenses. Whether or not a Merger is consummated, all out-of-pocket costs and expenses incurred in connection with the Merger and this Agreement will be paid by the Parties hereto, respectively, and their officers, directors, and shareholders shall pay their own expenses and costs associated with this transaction, including, without limitation, attorneys' fees, accounting fees, transfer taxes and fees and other incidental expenses.

      10.3 Third Party Finders, Facilitators and Consultants. No broker or finder is entitled to any brokerage or finder's fee or other commission or fee from either MFC or CYNG or based upon arrangements made by or on behalf of either MFC or CYNG with respect to the transactions contemplated by this Agreement, except as disclosed on the Agreement attached hereto as Exhibit D.

      10.4 Alternate Dispute Resolution

            10.4.1 The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations among each Company's representatives. Any Company may give the other Company written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after giving notice, the receiving Company shall submit to the other a written response. The notice and the response shall include: (i) a statement of each Company's position and a summary of arguments supporting that position; and (ii) the name and title of the representative of that Company and of any other person who will accompany the representative. Within thirty
(30) days after delivery of the disputing Company's notice, the representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Company to the other Company will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

            10.4.2 If the dispute has not been resolved within ninety (90) days of the disputing Company's notice or if the Parties fail to meet within thirty
(30) days, then either Company may immediately initiate arbitration of the controversy or claim as provided in Section 10.4.3.

            10.4.3 Arbitration, if initiated, shall be in accordance with the then current Rules of the American Arbitration Association by three (3) independent and impartial arbitrators, of whom each Company shall appoint one. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
Section 1-16 and, if binding, judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Nevada. The arbitrators are not empowered to award damages in excess of compensatory damages and each Company hereby irrevocably waives any right to recover such noncompensatory damages with respect to any dispute resolved by arbitration.

            10.4.4 In the event of binding arbitration, any claim by either Company shall be time-barred unless the asserting Company commences an arbitration proceeding with respect to such claim within one (1) year after the basis for such claim became known to the asserting Company.

            10.4.5 In the event of binding arbitration, the procedures specified in this Section 10.4.1 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Company, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment reasonably exercised such action is necessary to avoid irreparable damage or to preserve the status quo. Despite action pursuant to this section 10.4, the Parties will continue to participate in good faith in the procedures specified in this Section 10.4.1.

            10.4.6 All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this
Section 10.4.1 are pending. The Parties will take such action, if any, required to effectuate such tolling.

            10.4.7 Each Company is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

      10.5 Other Actions. Each of the Parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions may be necessary or desirable to consummate the transactions contemplated by this Agreement.

      10.6 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Company of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.7 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      10.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

      10.9 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.10 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to CYNG:                               Copy to:

      George I. Norman III, President           Timothy N. Vujnich, Esq.
      Cynergy Inc.                              734 West Port Plaza, Suite 273
      c/o Alewine LLC                           St. Louis Missouri 63146
      149 East 900 South
      Salt Lake City, Utah 84111                      and

                                                Leonard E. Neilson, Esq.
                                                1121 East 3900 South, Suite 200
                                                Building C
                                                Salt Lake City, Utah 84124

      If to MFC:                                Copy to:

      Dominique M. Bellemare, President         Stanley M. Moskowitz, Esq.
      Mercantile Factoring & Credit Corp.       Moskowitz Altman & Hughes LLP
      1025 Ridgeview Drive,  #400               11 East 44th Street, Suite 504
      Reno, Nevada 89509                        New York, NY 10017

      Any Company may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Company may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Company notice in the manner herein set forth.

      10.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person or entity other than the Parties and their respective successors and permitted assigns.

      10.12 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, hers or its rights, interests, or obligations hereunder without the prior written approval of the Parties.

      10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Company by virtue of the authorship of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

      10.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      10.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one agreement.

      10.17 Signatures. Each of the undersigned, being all the directors in office of CYNG and MFC hereby agree to vote all shares held of record by him/her and to recommend to the shareholders a vote in favor of the transactions contemplated by the within Agreement at the meeting of shareholders of said corporation contemplated by this Agreement.


      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first herein above written.


Mercantile Factoring & Credit Corp.       Cynergy, Inc.

by: /s/ Dominique M. Bellemare            by: /s/ George I. Norman III
    ------------------------------            ------------------------------
      Dominique M. Bellemare                    George I. Norman III
      President and Secretary                   President

                                          Cynergy, Inc.

                                          by: /s/ George A.J. Monteith
                                              ------------------------------
                                                George A.J. Monteith
                                                Secretary


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